BELL SPORTS CORP.

          This Debenture has not been registered under the Securities Act of 1933 and may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Issuer that such registration is not required.

          FOR PURPOSES OF SECTION 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT; FOR EACH $1,000 PRINCIPAL AMOUNT OF THIS SECURITY, THE ISSUE PRICE IS $508.73, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT IS $491.27, THE ISSUE DATE IS AUGUST 17, 1998 AND THE YIELD TO MATURITY IS 14.00% PER ANNUM.

                     14% SENIOR DISCOUNT DEBENTURE DUE 2009

$14,742,500                                                      August 17, 1998

     FOR VALUE RECEIVED, the undersigned, BELL SPORTS CORP. a Delaware corporation (the "Issuer") HEREBY PROMISES TO PAY to the order of BRENTWOOD ASSOCIATES BUYOUT FUND II, L.P. (the "Payee"), on or before August 14, 2009, the principal sum of FOURTEEN MILLION SEVEN HUNDRED FORTY-TWO THOUSAND AND FIVE HUNDRED DOLLARS ($14,742,500). From August 15, 2003 until the Maturity Date, the unpaid principal amount of this Debenture from time to time shall accrue and bear daily interest at a rate per annum which shall at all times equal fourteen percent (14%) (computed on the basis of a 360-day year of twelve 30-day months), compounded semi-annually, and overdue principal, and to the extent not prohibited by applicable law, overdue installments of interest, shall accrue and bear interest at a rate per annum which shall at all times equal two percent (2%) in excess of the rate then in effect, compounded semi-annually.

     Both principal and interest are payable in lawful money of the United States of America to the Payee in immediately available funds at the depositary institution specified in writing by the Payee. All payments made on account of principal hereof shall be recorded by the Payee and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Debenture.

1. THE DEBENTURES. This Debenture is one of an issue of Debentures of the Issuer (the "DEBENTURES") issued pursuant to the Debenture Purchase Agreement dated as of August 17, 1998, by and among the Issuer and the Purchasers named therein (as amended and supplemented from time to time, the "PURCHASE AGREEMENT"). This Debenture is subject to the terms and provisions of the Purchase Agreement terms defined in the Purchase Agreement and not otherwise defined herein are used herein as so defined. In case an Event of Default shall occur, the Accreted
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Value of this  Debenture  together with accrued and unpaid  interest  hereon may become or be declared to be due and payable in the manner and with the effect provided in the Purchase Agreement.

2. PAYMENT PROVISIONS. The Issuer covenants that so long as any of the Debentures is outstanding:

     2.1. PAYMENT AT MATURITY OF DEBENTURES. On August 14, 2009 (the "MATURITY DATE") or on any accelerated maturity of this Debenture, the Issuer will pay the Accreted Value of this Debenture, together with all accrued and unpaid interest, if any, hereon.

     2.2. PAYMENT AND ACCRUAL OF INTEREST. Interest on the principal amount of this Debenture shall be paid in cash from the first Interest Payment Date (as defined below) occurring after August 15, 2003 until the Maturity Date. From and after August 15, 2003, interest shall accrue at the stated rate set forth above on each August 15 and February 15 and shall be payable on each August 15 and February 15 (or, if any such date is not a Business Day, the Business Day immediately preceding such date), commencing on February 15, 2004 and ending on August 14, 2009 (each an "INTEREST PAYMENT DATE").

     2.3. PERMANENT RETIREMENT OF DEBENTURES. Debentures prepaid in full or otherwise acquired by the Issuer shall be permanently retired and cancelled and shall not under any circumstance be reissued or resold.

     2.4. SELECTION OF DEBENTURES FOR PREPAYMENT. Each prepayment permitted by this Debenture shall be made so that the Debentures then held by each Holder shall be prepaid in a principal amount which shall bear the same ratio, as nearly as may be, to the total principal amount being prepaid as the principal amount of such Debentures held by such Holder shall bear to the aggregate principal amount of all such Debentures then outstanding.

     2.5. NOTICE OF PREPAYMENTS. Notice of each prepayment of Debentures shall be given not fewer than three nor more than thirty days before the prepayment date, in each case by mailing to each Holder a notice of intention to prepay specifying the date of prepayment, the provision hereof pursuant to which such prepayment is being made, the aggregate amount of the Debentures to be prepaid on such date, the principal amount of the Debentures to be prepaid on such date held by the Holder to whom such notice is sent, and the premium, if any, and accrued interest applicable to such prepayment.

     2.6. PAYMENT AND INTEREST CUT-OFF. Upon each prepayment of Debentures, in whole or in part, the Issuer will pay to the Holders thereof the amount of their Debentures to be prepaid together with unpaid interest in respect thereof accrued to the prepayment date. The amount of Debentures to be prepaid shall become due and payable on the prepayment date, and from and after said date (unless the Issuer shall default in paying the amount then due) interest thereon shall cease to accrue.

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
     2.7. ACQUISITION OF DEBENTURES. The Issuer will not, and will not permit any of its affiliates to, purchase, redeem, or otherwise acquire any Debenture except upon the payment or prepayment thereof in accordance with the terms of such Debenture.

     2.8. PAYMENTS ON BUSINESS DAYS. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the immediately preceding Business Day.

3. DEFINITIONS.

          "Significant Subsidiary" means a Subsidiary which would qualify as a Significant subsidiary as that term is defined under Regulation S-X under the United States federal securities laws.

          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or
     (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other
     Subsidiaries and specifically includes Bell Sports, Inc., a California corporation, and each of its Subsidiaries.

          "Substantive Consolidation" shall mean the entry of any order by a court of competent jurisdiction by which the assets and liabilities of the Issuer and any Subsidiary of the Issuer, or any other person or entity, are treated on a consolidated basis, whether under Section 105 of the Bankruptcy Code, 11 U.S.C. section 105, or under any other applicable bankruptcy insolvency or similar law now or hereafter in effect.

4. SEPARATE LIABILITY AND SEPARATE EXISTENCE; NO GUARANTIES; WAIVER OF SUBSTANTIVE CONSOLIDATION. By acceptance of this Debenture, each holder hereof acknowledges and agrees, for itself and for each of its participants, transferees, successors and assigns and for the direct and legally enforceable benefit of each present and future holder of any indebtedness heretofore or hereafter incurred by any present or future Subsidiary of the Issuer, that:

     4.1. This Debenture and the indebtedness evidenced hereby are the liability solely of the Issuer;

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
     4.2. No Subsidiary of the Issuer, and no other person or entity, has guaranteed or otherwise assumed any liability with respect to the payment of this Debenture or the indebtedness evidenced hereby;

     4.3. The holders of this Debenture will never ask, demand, accept, receive or retain (a) any guarantee or other assurance of payment of this Debenture or the indebtedness evidenced hereby from any present or future Subsidiary of the Issuer or (b) any security interest or lien upon any property now owned or hereafter acquired by any present or future Subsidiary of the Issuer as security for the payment of this Debenture or the indebtedness evidenced hereby;

     4.4. The Issuer is a separate legal entity from each Subsidiary of the Issuer, and the assets of the Subsidiaries of the Issuer are not available to the holders of this Debenture to meet or satisfy the liabilities of the Issuer, and

     4.5. The holders of this Debenture hereby waive and release, absolutely, unconditionally, irrevocably and forever, will never assert, initiate, prosecute or otherwise seek relief upon or in, and will never support any other person or entity in asserting, initiating, prosecuting or otherwise seeking relief upon or in, any right, remedy, claim, action or other proceeding for, or any other relief that has the effect of, Substantive Consolidation.

5. AMENDMENTS. This Debenture may be amended by a writing executed by the Holder hereof and the Issuer; PROVIDED THAT, neither the interest rate, Interest Payment Date, and Maturity Date nor the provisions of Section 4 may be amended, waived, released or otherwise discharged, except upon the written consent of the holders of "Designated Senior Indebtedness", as that term is defined in the Indenture dated as of August 17, 1998 by and between Bell Sports, Inc., a California corporation, and Harris Trust and Savings Bank, as trustee, governing the 11% Senior Subordinated Notes Due 2008 of Bell Sports, Inc.

6. HOLDER. The term "Holder" shall mean with respect to this Debenture the payee hereof unless such payee shall have presented this Debenture to the Issuer for transfer and the transferee shall have been entered into the register kept for such purpose by the Issuer at its principal office pursuant to the Purchase Agreement as a subsequent holder, in which case the term "Holder" shall mean such subsequent holder.

7. MISCELLANEOUS. Presentment for payment, demand, notice of dishonor, protest and notice of protest are hereby waived and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Debenture. Issuer agrees that this Debenture shall be construed, governed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

                                       BELL SPORTS CORP.

                                       By: /s/ Mary J. George
                                           -------------------------------------
                                           Mary George
                                           President and Chief Executive Officer

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